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                                                                   EXHIBIT 10.21



                                                                  EXECUTION COPY


                              RETENTION AGREEMENT


        This Retention Agreement (the "Agreement") is made by and between MTS, Incorporated ("MTS") and Keith Cahoon ("Director"). Director is currently employed by Tower Records, K.K. (the "Company"), a wholly-owned subsidiary of MTS, as its Representative Director, Senior Vice President and Director of Asian Operations. Director is a key contributor to the Company's success, and thus it is now MTS's desire to incent Director to remain employed with the Company. As a result, Director and MTS agree as set forth below.

        1. Loyalty. Director agrees that during the remainder of his employment with the Company, he will devote his full business time and attention to his position, refrain from engaging in any activity that is detrimental to the best interests of the Company, perform his assignments and duties for the Company in a professional and competent manner to the reasonable satisfaction of the Company, and, if the occasion arises, cooperate in the orderly transition of the Company to new ownership or management.

        2. Retention. In exchange for the agreements set forth in this Agreement, Director agrees to remain employed by the Company (or any successor to the Company) unless otherwise directed in writing by the Company until the earliest of: (i) 6 months after the closing of any transaction described in Paragraph 3 below, (ii) December 31, 2002 or (iii) death of Director.

        3. Success Fee. Provided that Director has not materially breached his agreements contained in this Agreement, Director shall earn additional compensation in the event of a Change of Control (as defined below) of the Company occurs on or before March 31, 2003. In the event of a Change of Control of the Company occurs on or before March 31, 2003, a "Success Fee" equal to 95,480,000 Japanese yen shall be payable by MTS to Director. Half of the Success Fee will be paid by MTS immediately upon such Change of Control. The remaining amount of the Success Fee will be paid by MTS six (6) months after such Change of Control, provided such Change of Control occurs on or before March 31, 2003, unless Director is earlier terminated by the Company without cause, in which case payment of such remaining amount shall be made within five (5) days of such termination. Payment of the Success Fee will be subject to applicable withholding taxes. Notwithstanding anything to the contrary herein (but subject to Director not materially breaching the agreements contained in this Agreement), Director shall be entitled to receive the Success Fee in the event that during the period from the date hereof until the earlier of (x) the Change of Control of the Company and (y) March 31, 2003, (i) the Company terminates employment of Director without cause or (ii) MTS removes Director from the office of a director of the Company without cause or does not reappoint Director to the office of a director of the Company without cause. For purposes of Paragraph 3, "Change of Control" shall mean any of the following: (i) the direct or indirect sale or exchange in a single or series of related transactions of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation with an unrelated third party in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, wherein MTS shall no longer retain immediately after such transaction direct or indirect beneficial ownership of at least fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred, as the case may be.

        4. Release of Claims. (a) As additional consideration for the agreements set forth in this Agreement, Director agrees to execute and deliver on the date of execution of this

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Agreement a general release of known and unknown claims, effective through the date of this Agreement, in a form satisfactory to the Company and MTS, which release shall be substantially similar to Exhibit "A" attached hereto.

               (b) Each payment of a portion of the Success Fee to Director is conditioned upon Director's execution and delivery to MTS of a general release of known and unknown claims, effective through the date of the payment providing the consideration for the release, in a form satisfactory to MTS, which release shall be substantially similar to Exhibit "B" attached hereto.

        5. Proprietary Rights/Assignment of Inventions. As part of Director's responsibilities for the Company, he is entrusted with sensitive information of a confidential nature concerning the business of the Company and/or its parent MTS and their respective affiliates (referred to collectively and with their successors as the "Company Group"). As additional consideration for the promises regarding the payment of the Success Fee, Director agrees as follows:

               (a) Proprietary Information. "Proprietary Information" includes any information (i) applicable to the business of the Company Group; or (ii) applicable to the business of any client or customer of the Company Group, which may be made known to Director by the Company Group or by any client or customer of the Company Group, or learned by Director in such context during the period of his employment. By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information in written, oral, electronic or other form, concerning research, experimental work, development, design details and specifications, engineering, techniques, sketches, drawings, models, Inventions (defined below), know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services, financial information, tax records, personnel history or actions, computer passwords, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes any abstract or summary of Proprietary Information. "Proprietary Information" also includes all materials (including without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) that the Company Group or any officers or directors of entities within the Company Group provides Director. Notwithstanding the foregoing, Proprietary Information shall not include information that is generally known in the trade or industry not as a result of a breach of this Agreement and Director's own skill, knowledge, know-how and experience.

               (b) Ownership of Proprietary Information. The Company Group (or, as applicable, its assigns, and its clients or customers) owns all right, title and interest (including all patent, trademark, copyright, trade secret, and other intellectual property rights) in the Proprietary Information.

               (c) Nondisclosure of Proprietary Information. Director's employment creates a relationship of confidence and trust between the Company and Director with respect to any Proprietary Information. Director will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything directly relating to it without the prior written consent of MTS, except to the extent necessary to perform Director's authorized duties for the Company, provided that Director takes reasonable and appropriate precautions to prevent the unauthorized or further use or disclosure of Proprietary Information.



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               (d) Return of Materials. Upon termination of Director's
employment or at any time at the request of the Company before termination, Director will deliver to the Company all written and tangible material in his possession that incorporate any Proprietary Information or relates to the Company Group's business, or the business of the Company Group's present, past or prospective clients or customers.

               (e) Inventions. The term "Inventions" means any and all new or useful art, discovery, improvement, technical development, idea, or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.

               (f) Ownership of Company Inventions. Director will promptly disclose to and describe to the Company, and hereby assigns and agrees to assign to the Company or its designee, Director's entire right, title, and interest in and to all Inventions (and any associated patent, trademark, copyright, trade secret, and other intellectual property rights) that he may solely or jointly make, develop or reduce to practice during the period of his employment (including, since the beginning of his employment) with the Company (a) that related at the time of conception or reduction to practice to the Company's business or actual or demonstrably anticipated research or development, or (b) that were developed on any amount of the Company's time or with the use of any of the Company Group's equipment, supplies, facilities or trade secret information, or (c) that resulted from any work Director performed for the Company Group ("Company Inventions"). Notwithstanding anything contrary herein, MTS acknowledges and agrees and shall cause the Company to acknowledge that Director shall retain all rights, title and interest in articles and columns which Director has published or will publish in trade or other magazines during his employment with the Company, whether or not such articles or columns were created with the use of any of the Company Group's equipment, supplies or facilities.

               (g) Cooperation in Perfecting Rights to Inventions. Director agrees to perform, during and after his employment, all reasonable acts that the Company Group deems necessary or desirable to permit and assist the Company Group, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

               (h) Survival. The obligations in this Paragraph 5 (h) shall survive the termination of Director's employment with the Company for any reason, (ii) inure to the benefit of successors and assigns of the Company Group, and (iii) are binding upon Director's heirs and legal representatives.

        6. Non-solicitation covenant. During his employment with the Company, and for a period of one (1) year following the termination of his employment for any reason, Director shall not directly or indirectly recruit, solicit, or induce any person who is, or who subsequently becomes, an employee, contractor or consultant of the Company Group, to terminate his or her relationship with the Company Group.

        7. Cooperation. During and after his employment, Director agrees to make himself available upon reasonable request of the Company or MTS to furnish information, provide



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truthful testimony, speak with the Company's and/or MTS' attorneys or otherwise assist the Company and/or MTS in the prosecution or defense of any legal action in which the Company, MTS, and/or any of their affiliates, employees, officers or directors are a party and that relates to Director's employment with the Company or about which Director has relevant knowledge. Director will be reimbursed for all reasonable expenses incurred in providing assistance requested by the Company unless Director is a defendant in the action, in which case the Board will determine whether reimbursement, if lawful, is appropriate.

        8. Taxes. Director agrees that he shall bear full responsibility for complying with all applicable requirements of any relevant taxing authority(ies) concerning any payment made under this Agreement, including the payment of any additional tax liability that may arise with respect to any Success Fee paid by the Company. Director agrees that he shall indemnify and defend and hold the Company Group harmless from any and all such tax liability of Director, including, but not limited to, taxes, penalties, attorneys' fees and/or interest that may be assessed by any taxing authority in connection with any payment made under this Agreement.

        9. Confidentiality. Director agrees that he shall not directly or indirectly disclose any of the terms of this Agreement, including the amount of the payments referred to Paragraph 3 above, to anyone other than his spouse or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law or to carry out the terms of this Agreement, and provided that anyone to whom terms of this Agreement are disclosed similarly agrees to maintain them in confidence subject to this paragraph.

        10. Injunctive Relief. A breach of any of the promises or agreements contained in Paragraphs 5, 6, 7 or 9 of this Agreement will result in irreparable and continuing damage to the Company or Company Group for which there will be no adequate remedy at law, and the Company or Company Group, as applicable, shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

        11. Arbitration. The parties to this Agreement shall use their best efforts to settle amicably any disagreement, dispute, controversy or claim arising out of or relating to the relationship between the parties or the termination of that relationship, this Agreement or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof (each such disagreement, dispute, controversy or claim shall be referred to as a "Dispute"). If a Dispute is not settled amicably within ninety (90) days after receipt by one party of the other party's request for amicable settlement, either party may at any time after the expiration of such 90-day period submit such Dispute to arbitration pursuant to the rules of arbitration of the Japan Commercial Arbitration Association. Such arbitration shall be the exclusive means of final settlement of any Dispute. The place of arbitration shall be Tokyo, Japan. The language used in the arbitration shall be the English language. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration. The parties to this Agreement hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal and agree that the arbitral award may be enforced against the parties to the arbitration or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. Provided, however, that this arbitration agreement will not preclude either party from seeking, before or after commencement of such 90-day period, from any court with jurisdiction to issue preliminary injunction, attachment or other form of provisional remedy in aid of arbitration. In



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addition to the authority conferred on an arbitral tribunal by the rules of arbitration specified above, such arbitral tribunal shall also have the authority to grant injunctive relief and/or specific performance, and such other relief as may be proper (including monetary damages if appropriate).

        12. Miscellaneous Provisions.

               (a) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (b) Choice of Law. The laws of Japan shall govern the validity, interpretation, construction and performance of this Agreement.

               (c) Severability. If any provision of this Agreement is found to be unenforceable by an arbitrator or a court of competent jurisdiction, this shall not affect the validity or enforceability of the other provisions hereof, which shall remain in full force and effect.

               (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

               (e) Successor and Assigns. Director shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and their successors and assigns and shall inure to the benefit of the parties hereto and their successors and assigns. All rights of Director hereunder shall inure to the benefit of, and be enforceable by Director's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        13. Attorney Consultation. Director acknowledges that he has sought the advice of independent legal counsel of his own choice during the negotiation of this Agreement and that he has executed this Agreement after consultation with such independent legal counsel. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties. Upon receipt of appropriate supporting documentation, the Company shall reimburse Director for one-half of his reasonable legal fees actually incurred in reviewing and negotiating the terms of this Agreement, up to a maximum reimbursement of $5,000.00.

        14. Entire Agreement/Modification. This Agreement constitutes the entire agreement between Director and the Company regarding the Success Fee, and it supersedes all previous negotiations, representations and agreements between the parties regarding those subjects. This Agreement may not be modified except by a supplemental written agreement signed by Director and an authorized officer of the Company.



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               IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be duly executed as of the date written below.




                                                  Dated:  October 11, 2002
--------------------------------------------              ----------
Keith Cahoon


MTS, Incorporated


By:                                               Dated:  October 11, 2002
   -----------------------------------------              ----------
   Michael T. Solomon

                                    EXHIBIT A

                          GENERAL RELEASE OF ALL CLAIMS

        1. In exchange for agreements set forth in the Retention Agreement between MTS, Incorporated ("MTS") and Keith Cahoon ("Director") of October 11, 2002, Director and his successors and assigns release and absolutely discharge Tower Records, K.K. (the "Company") and MTS and each of their respective subsidiaries, affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal predecessors, successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Director now has, or at any other time had, or shall or may have against those released parties relating to or arising out of their employment relationship, the termination of their employment relationship, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this General Release, including, but not limited to, any claims of breach of contract, breach of fiduciary duty, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment (collectively referred to as the "Released Matters").

        2. In executing this General Release and receiving the consideration mentioned above, Director affirms that he intends to release all known and unknown claims that he has or may have against the parties listed above. Director warrants and represents that he is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters and that he has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any other person or entity any Released Matter or any part or portion thereof. Director further represents and warrants that he has no claims of any kind pending against any of the parties listed above. Director agrees not to commence any action, charge, claim or other proceeding against any of the parties listed above based on any of the Released Matters, to the fullest extent permitted by law.

        3. Notwithstanding anything to the contrary herein, Director does not release nor discharge (i) the Company from its obligations to pay all wages and benefits, including without limitation, retirement allowance for directors, that he earned until and including the date of execution of this General Release; and
(ii) MTS from Director's right to enforce the terms of the Retention Agreement.

        4. Director agrees that he will not make, repeat or authorize any statements, comments, remarks or publications of any type that would disparage or tend to disparage the reputation of the Company, MTS or their respective current or former parent, subsidiaries, affiliates, officers, directors, employees or shareholders at any time; provided, however, that this provision shall not prevent Director from responding truthfully to a subpoena or as otherwise compelled by law.

        5. This General Release shall be governed by and construed in accordance with the laws of Japan.

        6. If an arbitrator or a court of competent jurisdiction finds any provision of this General Release to be unenforceable for any reason, the remainder of this General Release shall continue in full force and effect.



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DIRECTOR UNDERSTANDS THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE
PARTIES RELEASED ABOVE BY SIGNING THIS GENERAL RELEASE. DIRECTOR HAS HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY IF HE DESIRES. DIRECTOR ACKNOWLEDGES THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SUCCESS FEE DESCRIBED IN THE RETENTION AGREEMENT.


Dated:  October 11, 2002
                                                  ------------------------------
                                                  Keith Cahoon



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                                    EXHIBIT B

                          GENERAL RELEASE OF ALL CLAIMS

        1. In exchange for payment of the Success Fee described in the Retention Agreement between MTS, Incorporated ("MTS") and Keith Cahoon ("Director") of October 11, 2002, Director and his successors and assigns release and absolutely discharge Tower Records, K. K. (the "Company") and MTS and each of their respective subsidiaries, affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal predecessors, successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Director now has, or at any other time had, or shall or may have against those released parties relating to or arising out of their employment relationship, the termination of their employment relationship, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this General Release, including, but not limited to, any claims of breach of contract, breach of fiduciary duty, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment (collectively referred to as the "Released Matters").

        2. In executing this General Release and receiving the consideration mentioned above, Director affirms that he intends to release all known and unknown claims that he has or may have against the parties listed above. Director warrants and represents that he is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters and that he has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any other person or entity any Released Matter or any part or portion thereof. Director further represents and warrants that he has no claims of any kind pending against any of the parties listed above. Director agrees not to commence any action, charge, claim or other proceeding against any of the parties listed above based on any of the Released Matters, to the fullest extent permitted by law.

        3. Notwithstanding anything to the contrary herein, Director does not release nor discharge (i) the Company from its obligations to pay all wages and benefits, including without limitation, retirement allowance for directors, that he earned until and including the date of execution of this General Release; and
(ii) MTS from Director's right to enforce the terms of the Retention Agreement.

        4. Director agrees that he will not make, repeat or authorize any statements, comments, remarks or publications of any type that would disparage or tend to disparage the reputation of the Company, MTS or their respective current or former parent, subsidiaries, affiliates, officers, directors, employees or shareholders at any time; provided, however, that this provision shall not prevent Director from responding truthfully to a subpoena or as otherwise compelled by law.

        5. This General Release shall be governed by and construed in accordance with the laws of Japan.

        6. If an arbitrator or a court of competent jurisdiction finds any provision of this General Release to be unenforceable for any reason, the remainder of this General Release shall continue in full force and effect.

DIRECTOR UNDERSTANDS THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS GENERAL RELEASE. DIRECTOR HAS HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY IF HE DESIRES. DIRECTOR ACKNOWLEDGES THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SUCCESS FEE DESCRIBED IN THE RETENTION AGREEMENT.


Dated: October 11, 2002
                                                  ------------------------------
                                                  Keith Cahoon